Exhibit 10.3

May 26, 2023

J. Michael Dodson

Dear Mike:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment as Chief Financial Officer of Immersion Corporation (the “Company”).

1.                  Position. Effective on June 12, 2023 (the “Effective Date”), you will be appointed as the Company’s Chief Financial Officer (“CFO”) reporting to the Company’s Chief Executive Officer. This position is a full-time position.

2.                  Cash Compensation.

a.                   Base Salary. Your new annual base salary (the “Base Salary”) will be $350,000, subject to applicable tax withholdings. The Base Salary will be payable in accordance with the Company’s normal payroll practices.

b.                  Bonus. You will receive a bonus of $50,000 payable at the end of January 2024 subject to continuous employment through the bonus payment date.

3.                  Equity Awards.

a.                   RSU Award. Promptly following the Effective Date, the Company will grant you restricted stock units to acquire 50,000 shares of the Company’s common stock under the Equity Plan (the “RSU Award”). The RSU Award will vest over three years with annual cliffs. Vesting will depend on your continued employment as CFO on the applicable vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement.

4.                  Change of Control and Severance Agreement. On or prior to the Effective Date, you and the Company will enter into a Change of Control and Severance Agreement (the “Change of Control and Severance Agreement”) in the form set forth as Exhibit A hereto.

5.                  Benefits and Vacation. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, including unlimited paid time off, subject to the terms and conditions of such plans and programs. The Company reserves the right to change the benefit plans and programs it offers to its senior executives at any time.

6.                  Expenses. The Company will reimburse you for reasonable and necessary business, travel and entertainment expenses incurred by you in connection with the performance of your duties on behalf of the Company in accordance with the Company’s expense reimbursement policies and procedures.

7.                  At Will Employment. Your employment with the Company will be “at will,” meaning that either you or the Company (acting through the Board, excluding you) may terminate your employment at any time and for any reason, with or without cause.

8.                  Confidential Information and Other Company Policies. You will be required to enter into the Company’s standard form of Employee Inventions and Confidentiality Agreement prior to the Effective Date. You will also be expected to comply with the Company’s insider trading policy, code of conduct, and any other policies adopted by the Company regulating the behavior of its employees, as such policies may be amended from time to time.

9.                  Indemnification. You and the Company will enter into the Company’s standard form of indemnification agreement for officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

10.              Withholding. All forms of compensation paid to you as an employee are subject to applicable withholding and payroll taxes and other deductions required by law.

11.              Entire Agreement; Governing Law and Venue. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your employment as CFO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chair of the Compensation Committee of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Arizona law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Arizona.

[Remainder of page intentionally left blank]

If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until June 1, 2023, at which time it will be deemed to be withdrawn.

Yours sincerely,

IMMERSION CORPORATION

/s/ Eric Singer
Eric Singer
Chairman, President and Chief Executive Officer
On behalf of the Board of Directors

Acceptance of Offer: I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing Agreement.

J. Michael Dodson

Signed: /s/ J. Michael Dodson

Date: 5/26/2023

Exhibit A

Change of Control and Severance Agreement

[separately attached]